Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-278400

 PROSPECTUS Supplement No. 6

(to the prospectus dated February 26, 2025)

CRITICAL METALS CORP.

Primary Offering of
7,750,000 Ordinary Shares issuable upon exercise of warrants

Secondary Offering of
100,312,567 Ordinary Shares

This prospectus supplement No. 6 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated February 26, 2025 (the “Prospectus”) relating to the issuance of ordinary shares, par value $0.001 per share (“Ordinary Shares”), of Critical Metals Corp. (the “Company”) upon the exercise of the public warrants of the Company (the “Public Warrants”) and the resale from time to time of Ordinary Shares by the selling securityholders (including their donees, pledgees, transferees or other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on March 19, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On March 31, 2025, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $1.39 per share and $0.17 per warrant, respectively.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 25 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OURSECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

N/A

(Translation of registrant’s name into English)

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

(Address of principal executive office)

Indicate by check mark whether the Registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒        Form 40-F ☐

Explanatory Note

On March 19, 2025, Critical Metals Corp. (the “Company”) issued unaudited condensed consolidated interim financial statements for the six months ended December 31, 2024 and management’s discussion and analysis of financial condition and results of operations (the “MD&A”) for the six months ended December 31, 2024. A copy of the MD&A is attached hereto as Exhibit 99.1, and a copy of such unaudited condensed consolidated interim financial statements is attached hereto as Exhibit 99.2.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended December 31, 2024 and 2023
99.2	Unaudited Consolidated Interim Financial Statements for the Six Months Ended December 31, 2024 and 2023, and as of December 31, 2024 and June 30, 2024.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Critical Metals Corp.

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Chief Executive Officer and Executive Chairman

Date: March 19, 2025

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